Contact: Richard W. Krawiec, Ph.D.,
Vice President, Investor Relations, Corporate Communications
Cytogen Corporation
(609) 750-8289



             CYTOGEN ANNOUNCES $70 MILLION EQUITY FINANCING FACILITY

PRINCETON, N.J. - October 10, 2000 - Cytogen Corporation (Nasdaq: CYTO) announced today that it has entered into an equity financing facility from Acqua Wellington North American Equities Fund, Ltd. ("Aqua Wellington") for up to $70 million. Over the next 20 months, Cytogen may, at its discretion, sell additional shares of its common stock to Acqua Wellington pursuant to this financing facility at a small discount to market to be determined before each sale. This financing facility is not subject to any minimum takedown requirements, nor did the Company pay any fees or other compensation in connection with this transaction. Recently, Cytogen also received $6 million in net proceeds from an equity placement of 902,601 shares of registered common stock with Acqua Wellington. Cytogen plans to use the proceeds of this transaction to accelerate its proteomic and drug development programs as well as for general corporate purposes.

"This financing facility will give Cytogen the ability to access capital as needed to accelerate development of our proteomics program and to continue our focus on strategies that will enhance shareholder value," said Lawrence R. Hoffman, Cytogen's Vice President and Chief Financial Officer. "With increased financial resources, including the anticipated sale of tax benefits this year through the State of New Jersey, Cytogen will be in a stronger position to move its products through development, to acquire or to in-license additional products that complement our business objectives in proteomics and prostate cancer, and to pursue additional strategic partnerships."

Acqua Wellington Asset Management, LLC acts as the advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. Their primary focus is in the technology and life science sectors.

Cytogen Corporation is a biopharmaceutical company in Princeton, NJ, whose mission is setting new standards in cancer care. Its two principal lines of business, proteomics and oncology, are built upon its expertise in antibodies and molecular recognition and are directed principally to development of novel products for the diagnosis, imaging, staging and treatment of prostate cancer and a proteomics-driven drug discovery platform. The Company's cancer management franchise currently comprises three FDA-approved products: ProstaScint(R), used to image the extent and spread of prostate cancer;

OncoScint CR/OV(R), a diagnostic imaging agent for colorectal and ovarian cancer; and Quadramet(R), for the relief of cancer-related bone pain. The
Company has established a pipeline of product candidates based on its proprietary antibody and prostate specific membrane antigen, or PSMA, technologies, and holds worldwide exclusive license to PSMA. Cytogen and its joint venture partner, Progenics Pharmaceuticals, are developing in-vivo immunotherapies for prostate cancer based on PSMA. The Company also has U.S. marketing rights to the late-stage product candidate Combidex(R), a magnetic resonance imaging agent being developed by Advanced Magnetics for the detection of lymph node metastases. The Company's subsidiary, AxCell Biosciences Corporation, is developing a proprietary protein pathway database as a drug discovery and development tool for the pharmaceutical and biotechnology industries. For additional information on Cytogen, visit the Company's web sites at www.cytogen.com and www.axcellbio.com

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this press release, which is not historical, is forward looking and involves a number of risks and uncertainties. Investors are cautioned not to put any undue reliance on any forward-looking statement. The Company's actual results may differ materially from the Company's historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company's ability to successfully complete the sale of its New Jersey tax benefits under the State of New Jersey's tax loss sale program, to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development necessary for existing products and for the pursuit of new product opportunities, the risk of whether products result from development activities, protection of its intellectual property portfolio, ability to integrate in-licensed products, ability to establish and successfully complete clinical trials where required for product approval, the risk associated with obtaining the necessary regulatory approvals, dependence on its partners for development of certain projects, the ability to obtain foreign regulatory approvals for products and to establish marketing arrangements in countries where approval is obtained, and other factors discussed in the Company's 1999 Form 10-K and from time-to-time the Company's other filings with the Securities and Exchange Commission.

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